UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
SCM MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SCM MICROSYSTEMS, INC. NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS November 9, 2007
INFORMATION CONCERNING SOLICITATION AND VOTING
CORPORATE GOVERNANCE
SCM MICROSYSTEMS’ BOARD OF DIRECTORS
PROPOSAL ONE: ELECTION OF CLASS III DIRECTOR
PROPOSAL TWO: APPROVAL OF THE 2007 STOCK OPTION PLAN
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PRINCIPAL ACCOUNTING FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS

SCM MICROSYSTEMS, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
November 9, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of SCM Microsystems, Inc., a Delaware corporation, will be held on November 9, 2007, at 10:00 a.m., local time, at our U.S. sales office, 41740 Christy Street, Fremont, California 94538, for the following purposes:

1. To elect one Class III director to serve until the expiration of the term of the Class III directors or until his respective successor is duly elected and qualified or until he is removed or resigns;

2. To approve the 2007 Stock Option Plan;

3. To ratify the appointment of Deloitte & Touche as our independent registered public accountants for the fiscal year ending December 31, 2007; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. All stockholders of SCM Microsystems, Inc. are cordially invited to attend the 2007 Annual Meeting of Stockholders in person. Only stockholders of record at the close of business on September 11, 2007 (the “Record Date”) are entitled to notice of and to vote at the 2007 Annual Meeting of Stockholders. To assure your representation at the Annual Meeting, stockholders of record as of the Record Date are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage pre-paid envelope enclosed for that purpose. Any stockholder of record as of the Record Date attending the 2007 Annual Meeting of Stockholders in person may vote in person even if he, she or it previously returned a proxy.

Sincerely,

SCM MICROSYSTEMS, INC.

Stephan Rohaly
Secretary
Fremont, California
September 11, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SCM MICROSYSTEMS, INC. 2007 ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF STOCKHOLDERS AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY

SCM MICROSYSTEMS, INC.

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
November 9, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of SCM Microsystems, Inc. (“SCM”, the “Company”, “we” or “us”) for use at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 9, 2007, at 10:00 a.m., local time, at our U.S. sales office, located at 41740 Christy Street, Fremont, California 94538, or any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying notice of our 2007 Annual Meeting of Stockholders.

These proxy solicitation materials are being mailed on or about September 11, 2007 to all SCM Microsystems stockholders entitled to notice of and to vote at the Annual Meeting.

Record Date

Our Board of Directors has fixed the close of business on September 11, 2007 as the record date (“Record Date”) for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Shares Outstanding

As of August 31, 2007, we had issued and outstanding 15,735,615 shares of common stock, par value $0.001 per share. For information regarding holders of more than 5% of the outstanding common stock, see “Securities Ownership of Certain Beneficial Owners and Management.”

Voting Rights

Each stockholder of record on the Record Date will be entitled to one vote per share of common stock held on the Record Date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the Annual Meeting. The election of directors shall be determined by a plurality of the votes cast: each stockholder will be entitled to vote for up to one nominee to our Board of Directors, and the one nominee with the greatest number of votes will be elected to the Board of Directors. All other matters shall be determined by a majority of the votes cast, except as otherwise required by law. No stockholder will be entitled to cumulate votes at the Annual Meeting for the election of any members of our Board of Directors.

Voting Procedures

The required quorum for the transaction of business at the Annual Meeting is one-third (1/3) of the shares of our common stock issued and outstanding as of the Record Date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the Annual Meeting will be treated as being present at the Annual Meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the Annual Meeting (the “Votes Cast”) with respect to any such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders at the Annual Meeting. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. Consequently, votes “AGAINST” and “WITHHELD” and abstentions will have no effect on the election of the Class III director and will be counted as votes against the proposals to ratify the appointment of our independent registered public accountants and to approve the 2007 Stock Option Plan.

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Innisfree M&A Incorporated, a U.S. proxy solicitation firm to assist us with the solicitation at their customary rates (which we estimate will be approximately $15,000 in total), plus reimbursement for their out-of-pocket expenses. In addition, we may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, officers or regular employees without additional compensation.

Interests of Certain Persons in Matters to be Acted Upon

Our executive officers, directors and director nominees are eligible to receive awards under the 2007 Stock Option Plan if it is approved by our stockholders. Because awards under the 2007 Stock Option Plan are discretionary, no future awards under the 2007 Stock Option Plan are determinable at this time for the Company’s executive officers, directors or director nominees. Please see the section entitled “Proposal One: Election of Class III Director” of this proxy statement for a list of our directors and director nominee and the section entitled “Executive Officers” of this proxy statement for a list of our executive officers.

Additional Copies of the Proxy Statement

Typically, registered shareholders sharing an address will receive only one copy of our annual reports and proxy statements. If you are a registered shareholder and have received only one copy of the proxy statement and annual report in your household, but wish to receive additional copies, we will deliver multiple copies for some or all accounts upon your request, either by calling SCM Microsystems at +1 510-249-4883, emailing us at ir@scmmicro.com or writing to us at SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations. Similarly, in the future, if you wish to receive separate copies of annual reports and proxy statements, you may call or write us at the above address to advise us of your request. Further, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may call or write us at the above address to request consolidation of these materials into a single mailing. Please note that if you are not a registered shareholder and your shares are held by a broker or bank, you must contact your bank or broker to request multiple copies or consolidation of proxy materials.

Copies of the 10-K

Copies of our Annual Report on Form 10-K are available free of charge both on our website at www.scmmicro.com and by request. You may request a 10-K by calling SCM Microsystems at +1 510-249-4883, emailing us at ir@scmmicro.com or writing to us at SCM Microsystems, Inc., 41740 Christy Street, Fremont, California 94538, Attention: Investor Relations.

Revocability of Proxies

Your proxy is revocable at any time before it is voted at the Annual Meeting either by delivering to us a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you have executed and returned a proxy and are present in person at the Annual Meeting and wish to vote at the Annual Meeting, you may elect to do so by notifying the Inspector of Elections, thereby suspending the power of the proxy holders to vote the proxy previously delivered by you. Attendance at the Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

Stockholder Proposals for 2008 Annual Meeting of Stockholders

We anticipate that our 2008 Annual Meeting of Stockholders will take place in mid-June 2008, more than thirty days from the date of the 2007 Annual Meeting, and that we will mail our proxy materials for the 2008 Annual Meeting of Stockholders in the middle of April 2008. Therefore, Stockholder proposals that are intended to be presented by our stockholders at our 2008 Annual Meeting must be received by us no later than December 20, 2007, which is 120 days prior to our anticipated mailing date of April 21, 2008, in order to be considered for inclusion in the proxy statement and form of proxy relating to our 2008 Annual Meeting. Such proposals may be included in next year’s Proxy Statement if they comply with applicable requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission and the Company’s Bylaws. If the Company is not notified of a stockholder proposal by April 8, 2008, then the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote against the stockholder proposal.

CORPORATE GOVERNANCE

SCM Microsystems’ common stock is listed on the NASDAQ Global Market, which is referred to in this proxy statement as “NASDAQ.”

SCM and our Board of Directors, which is also referred to in this proxy statement as the “Board,” regularly review and evaluate SCM’s corporate governance practices. SCM’s corporate governance documents are posted on the investor relations page of our website at www.scmmicro.com.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that include, without limitation, guidelines relating to Board composition, director qualifications and selection process, director independence, Board committees and auditor independence. The Corporate Governance Guidelines are available on the Corporate Governance page within the Investor Relations section of our website at www.scmmicro.com. The Nominating Committee and the Board of Directors review the Corporate Governance Guidelines annually and the Board may amend the Corporate Governance Guidelines at any time.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer, Controller and any other principal accounting officer, and for the members of our Board of Directors. Our Code of Conduct and Ethics is posted on the Corporate Governance page within the Investor Relations section of our website, at www.scmmicro.com. The Board of Directors may amend the Code of Conduct and Ethics at any time.

SCM MICROSYSTEMS’ BOARD OF DIRECTORS

Director Independence

Our Board of Directors has reviewed the independence of each of our directors and each director nominee and considered whether any director or nominee has had a material relationship with our company or our management that could compromise his ability to exercise independent judgment in carrying out his duties and responsibilities. As a result of this review, our Board of Directors affirmatively determined that each non-employee director nominee and all of our non-employee directors, with the exception of Andrew Vought, are independent under the corporate governance standards of the Marketplace Rules of the NASDAQ Stock Market. Our Board of Directors determined that Andrew Vought, a former director of SCM, did not qualify as an independent director under the corporate governance standards of the NASDAQ Stock Market because Mr. Vought received compensation of $98,000 in July 2003 in connection with his services related to the sale and divestiture of our Digital Media and Video business, which disqualified him for independent status under the NASDAQ rules. However, our Board of Directors further determined that, while Mr. Vought was not considered independent under the NASDAQ standards, his value and contributions to our Board of Directors justified his remaining on the Board of Directors during fiscal 2006. Mr. Vought voluntarily resigned from our Board of Directors in November 2006.

Board of Directors Meetings

Our Board of Directors held four physical meetings in fiscal 2006 and eight telephonic meetings. We have four standing committees: an Audit Committee, a Compensation Committee, a Nominating Committee and a Strategy Committee. Each committee has a written charter which is available on the Corporate Governance page within the Investor Relations section of our website at www.scmmicro.com. All members of these committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees. Each of our directors attended at least 75% of the meetings of the Board of Directors and applicable committee meetings during fiscal 2006, except for Dr. Cubero, who attended 20% of the meetings held by the Board of Directors. Dr. Cubero has advised us of his intention to resign from the Board effective November 9, 2007.

Following each physical Board of Directors meeting, our independent directors meet without SCM management present to address any issues they determined to be appropriate.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications between our stockholders and our Board of Directors, stockholders may communicate with the Board of Directors by sending an email to ir@scmmicro.com or by writing to the Board of Directors at SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany, Attention: Investor Relations. The Investor Relations staff will forward such communication to the Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case Investor Relations staff has the authority to discard the communication or take appropriate legal action regarding the communication.

Committees of the Board of Directors

The Board of Directors currently has Audit, Compensation, Nominating and Strategy Committees. Each committee has a written charter which is available on the Corporate Governance page within the Investor Relations section of our website at www.scmmicro.com. The Board may choose to amend its committee charters from time to time. All members of these committees are appointed by the Board of Directors and are non-employee directors. From time to time the Board of Directors may choose to create additional committees.

The following table sets forth the four standing committees, the members of each committee during fiscal 2006 and the number of meetings held by each committee.

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Strategy Committee

Dr. Manuel Cubero		Member
Dr. Hagen Hultzsch	Member		Member	Member
Steven Humphreys	Member	Chair	Chair	Chair
Werner Koepf
Ng Poh Chuan	Member, Resigned April 2007
Simon Turner	Chair	Member	Member	Member
Andrew Vought		Member, Resigned April 2006		Member, Resigned November 2006
Meetings held in fiscal 2006	7	3	1	7

Effective April 12, 2007, committee assignments have changed and the members of each committee are now as follows:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee	Strategy Committee

Dr. Manuel Cubero*		Member	Member
Dr. Hagen Hultzsch	Member	Chair		Member
Steven Humphreys	Member		Member	Chair
Werner Koepf		Member	Chair	Member
Simon Turner	Chair	Member	Member	Member

*	Dr. Cubero has advised us of his intention to resign from the Board and all applicable committees effective November 9, 2007.

Audit Committee.  The Audit Committee of our Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The Internal Audit and Sarbanes-Oxley Compliance personnel of the Company report directly to the Audit Committee. During fiscal 2006, the Audit Committee was comprised of Dr. Hultzsch and Messrs. Humphreys, Ng and Turner. Each of these directors is currently a member of the committee, except for Mr. Ng, who resigned from our Board of Directors and from the Audit Committee effective April 12, 2007. Mr. Turner has served as chairman of the Audit Committee since April 27, 2004. Our Board of Directors has determined that each current member of the Audit Committee is an “independent director” within the standards of the Marketplace Rules of the NASDAQ Stock Market and the requirements set forth in Rule 10A-3(b)(1) under the Exchange Act. Our Board of Directors has further determined that at least one member of the Audit Committee, Mr. Turner, is a “financial expert” as defined by Item 407(d)(5) of Regulation S-K in the Exchange Act. The Audit Committee held four physical meetings and three telephonic meetings during fiscal 2006.

Compensation Committee.  The Compensation Committee reviews and approves our compensation policies and the non-incentive compensation to be provided to the Chief Executive Officer and our other executive officers. The Compensation Committee makes recommendations concerning remuneration of non-executive directors to the Board of Directors on an annual basis and also makes recommendations to the Board with respect to incentive compensation plans. On an annual basis, the Compensation Committee reviews and approves the equity compensation policy for all employees and from time to time makes determinations as to any exceptions that are requested by management, who are responsible for executing to the equity policy. The Compensation Committee is authorized to delegate its authority to subcommittees. During fiscal 2006 the Compensation Committee included Messrs. Cubero, Humphreys, Turner and Vought, and Mr. Vought served as chairman of the committee until his resignation from the committee on April 12, 2006, at which time Mr. Humphreys was appointed chairman. On April 12, 2007, Mr. Humphreys moved off the Compensation Committee and Messrs. Hultzsch and Koepf joined the committee. Currently, the Compensation Committee is comprised of Messrs. Cubero, Hultzsch, Koepf and Turner, with Dr. Hultzsch serving as chairman. The Board of Directors has determined that each current member of the Compensation Committee is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Compensation Committee held three meetings during fiscal 2006.

Nominating Committee.  The Nominating Committee assists in identifying individuals qualified to become members of the Board of Directors. During fiscal 2006, the Nominating Committee was comprised of Messrs. Hultzsch, Humphreys and Turner and Mr. Humphreys served as the committee’s chairman. On April 12, 2007, Dr. Hultzsch moved off the Nominating Committee and Mr. Koepf joined the committee. The Nominating Committee is currently comprised of Messrs. Cubero, Humphreys, Koepf and Turner and Mr. Koepf serves as chairman. The Board of Directors has determined that each of the members of the Nominating Committee is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Nominating Committee held one meeting during fiscal 2006.

Strategy Committee.  In February 2006, the Board of Directors appointed a Strategy Committee to consider possible strategic alternatives and opportunities. During fiscal 2006, the Strategy Committee was comprised of

Messrs. Hultzsch, Humphreys and Turner and, until his resignation at our Annual Meeting in November 2006, Mr. Vought. Mr. Humphreys served as chairman of the committee in 2006. On April 12, 2007, Mr. Koepf joined the Strategy Committee. The committee is currently comprised of Messrs. Hultzsch, Humphreys, Koepf and Turner, with Mr. Humphreys serving as the committee’s chairman. The Board of Directors has determined that each current member of the Strategy Committee is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards. The Strategy Committee held seven meetings during fiscal 2006.

Policy for Director Recommendations and Nominations

The primary role of the Nominating Committee is to develop and recommend to the Board criteria for identifying and evaluating director candidates and to establish a procedure for consideration of director candidates recommended by our stockholders. The Nominating Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, the Nominating Committee seeks to identify and evaluate potential candidates at meetings of the Nominating Committee, which can take place at any point during the year.

Candidates may come to the attention of the Board through current Board members, professional search firms, shareholders or other parties. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise. The Nominating Committee will consider candidates submitted by stockholders as nominees for election as Directors of the Company. Stockholders wishing to have the Nominating Committee consider a candidate should submit the name(s) and supporting information to Corporate Secretary, SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany.

As part of its selection process, the Nominating Committee may consider recommendations of director candidates with diverse backgrounds and experience who are expected to enhance the quality of the Board, serve stockholders’ long-term interests and contribute to our overall corporate goals. While the Nominating Committee has not established specific minimum criteria for candidates, the philosophy of the committee is that directors should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience and be committed to representing the long-term interests of our stockholders. Candidates must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. In evaluating candidates, the Nominating Committee may consider a candidate’s work experience related to our business, general professional experience and overall expected contributions to the Board of Directors in relation to other directors already serving on the Board. When evaluating existing directors for nomination for re-election, the Nominating Committee may also consider the directors’ past Board and committee meeting attendance and participation. We endeavor to have a Board representing diverse experience at policy-making levels in various areas that are relevant to our global activities.

The Nominating Committee has the authority to retain at outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions, including sole authority to retain and terminate any search firm used to identify director candidates, and to approve the search firm’s fees and other retention terms.

Director Attendance at Stockholder Meetings

We do not have a policy regarding director attendance at stockholder meetings. The majority of our stockholders reside in Germany and our Annual Meetings are typically held at our former headquarters, now our U.S. sales office in Fremont, California. No directors attended the 2006 Annual Meeting of Stockholders and no directors are expected to attend the 2007 Annual Meeting of Stockholders.

Compensation of Directors

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2006 for services to our company.

Director Compensation for Fiscal 2006

						Change in
						Pension Value
	Fees Earned				Non-Equity	and Nonqualified
	or Paid in	Stock	Option		Incentive Plan	Deferred	All Other
	Cash	Awards	Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)		($)	Earnings	($)	($)

Steven Humphreys — Chair(2)	$42,500	—	$6,290		—	—	—	$48,790
Dr. Manuel Cubero(3)	$13,000	—	$6,290		—	—	—	$19,290
Dr. Hagen Hultzsch(4)	$21,000	—	$6,290		—	—	—	$27,290
Werner Koepf(5)	$22,417	—	$17,521	(9)	—	—	—	$39,938
Ng Poh Chuan(6)	$19,000	—	$6,290		—	—	—	$25,290
Simon Turner(7)	$28,000	—	$6,290		—	—	—	$34,290
Andrew Vought(8)	$9,833	—	$5,040	(10)	—	—	—	$14,873

1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2006. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for more information about how we account for stock based compensation.

2)	Mr. Humphreys received a fee of $20,000 for his service as Chair of the Board of Directors in fiscal 2006. He also received $2,000 for his service as Chair of the Compensation Committee, $4,000 for his service as Chair of the Nominating Committee and $5,000 for his service as a member of the Audit Committee. Additionally, he received a fee of $4,000, or $1,000 for each physical Board meeting attended. Further, Mr. Humphreys received $7,500 for additional services rendered to the Strategy Committee. Mr. Humphreys had 86,415 options outstanding as of December 31, 2006, of which 81,831 were exercisable.

3)	Dr. Cubero received a fee of $10,000 for his service as a director in fiscal 2006. He also received $2,000 for his service as a member of the Compensation Committee. He joined the Nominating Committee in October 2006 but was not paid a fee for his service on this committee in 2006. Additionally, he received a fee of $1,000, or $1,000 for each physical Board meeting attended. Dr. Cubero had 30,000 options outstanding as of December 31, 2006, of which 25,416 were exercisable.

4)	Dr. Hultzsch received a fee of $10,000 for his service as a director in fiscal 2006. He also received $5,000 for his service as a member of the Audit Committee and $2,000 for his service as a member of the Nominating Committee. Additionally, he received a fee of $4,000, or $1,000 for each physical Board meeting attended. Dr. Hultzsch had 30,000 options outstanding as of December 31, 2006, of which 25,416 were exercisable.

5)	Mr. Koepf joined the Board in February 2006. He received a prorated fee of $9,167 for his service as a director in fiscal 2006. Additionally, he received a fee of $2,000, or $1,000 for each physical Board meeting attended. Further, Mr. Koepf received $11,250 for additional services rendered to the Strategy Committee. Mr. Koepf had 15,000 options outstanding as of December 31, 2006, of which 8,749 were exercisable.

6)	Mr. Ng received a fee of $10,000 for his service as a director in fiscal 2006. He also received $5,000 for his service as a member of the Audit Committee. Additionally, he received a fee of $4,000, or $1,000 for each physical Board meeting attended. Mr. Ng had 45,000 options outstanding as of December 31, 2006, of which 40,416 were exercisable. Mr. Ng resigned from the Board of Directors and the Audit Committee of the Board in April 2007.

7)	Mr. Turner received a fee of $10,000 for his service as a director in fiscal 2006. He also received $10,000 for his service as Chair of the Audit Committee, $2,000 for his service as a member of the Compensation Committee and $2,000 for his service as a member of the Nominating Committee. Additionally, he received a fee of $4,000, or $1,000 for each physical Board meeting attended. Mr. Turner had 40,000 options outstanding as of December 31, 2006, of which 35,416 were exercisable.

8)	Mr. Vought did not receive the full $10,000 annual retainer because of his resignation in November 2006, but received a prorated fee of $8,333 for his service as a director in fiscal 2006. He also received $500 for his service as a member of the Compensation Committee through March 2006. Additionally, he received a fee of

$1,000, or $1,000 for each physical Board meeting attended. Mr. Vought had 35,000 options outstanding as of December 31, 2006, of which 35,000 were exercisable. Mr. Vought resigned from the Compensation Committee in April 2006 and he resigned from the Board of Directors effective November 3, 2006.

9)	Mr. Koepf received an initial grant to purchase 10,000 shares of our common stock on February 2, 2006, the date he joined the Board, at an exercise price of $3.23 per share, based on the NASDAQ closing price on that day.

10)	This amount only reflects options granted in years prior to 2006, as Mr. Vought did not receive a grant in 2006 because his resignation from the Board became effective on the date of our annual meeting, which is the date when options were granted.

Annual Cash Compensation.  During 2006, SCM’s directors were paid in the currency of the country of their residence, using a fixed exchange rate of €0.93 per U.S. dollar for our German-based directors and £0.63 per U.S. dollar for our UK-based director. During fiscal 2006, each non-employee member of our Board of Directors was eligible to receive the following cash compensation:

•	an annual retainer of $10,000 for each member of the Board, except for the chairman, who is eligible to receive an annual retainer of $20,000;

•	additional retainer of $2,000 for service on the Compensation or Nominating Committees of the Board, except for the chairman of such committees, who is eligible to receive an annual retainer of $4,000;

•	additional retainer of $5,000 for service on the Audit Committee of the Board, except for the chairman, who is eligible to receive an annual retainer of $10,000;

•	additional fees of $1,500 per day for services requested by and provided to the Strategy Committee of the Board, subject to pre-approval by the chairman of the Board or the chairman of the Strategy Committee; and

•	meeting fees of $1,000 for physical attendance at Board meetings.

Additionally, we reimburse our non-employee Board members for all reasonable out-of pocket expenses incurred in the performance of their duties as directors, which in practice is primarily related to travel expenses associated with Board or committee meetings or with committee assignments.

Equity Compensation.  During fiscal 2006, each non-employee member of our Board of Directors was eligible to receive option awards under the terms of the Company’s 1997 Director Plan. This plan expired in March 2007. Under this plan, new members of the Board receive an initial option grant to purchase 10,000 shares of the Company’s common stock, vesting 1/12th per month over one year. Continuing members of the Board who have served for at least six months receive an annual option grant to purchase 5,000 shares of the Company’s common stock, vesting 1/12th per month over one year, awarded on the date of the Company’s Annual Meeting of Stockholders.

During 2006, each of our non-employee directors received an annual grant of 5,000 shares of the Company’s common stock, with the exception of Mr. Vought, who did not receive a grant because his resignation from our Board became effective on the date of our Annual Meeting. All such annual grants were made on November 3, 2006, the date of our Annual Meeting, at an exercise price of $3.39 per share, based on the NASDAQ closing price of that day. The grant date fair value of these annual stock options to each director, based on the Black Sholes model, is approximately $8,600.

PROPOSAL ONE: ELECTION OF CLASS III DIRECTOR

Our Board of Directors is divided into three director classes with staggered three-year terms. Currently our Board consists of six directors, of which two directors serve in Class I, two directors serve in Class II and one director serves in Class III. The Board of Directors has authorized up to eight directors. If in the future the Board of Directors elects to fill the current vacancies on the Board of Directors, it is expected that at least one new directors would be designated as a Class III director.

Each director elected at the Annual Meeting of Stockholders will serve for a term ending on the date of the third annual meeting after his or her election when his or her successor has been elected and duly qualified or upon the date of his or her earlier resignation or removal. Stockholders may not cumulate votes in the election of directors.

The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has proposed, that Dr. Hagen Hultzsch be elected as a Class III director at the Annual Meeting. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for Dr. Hultzsch, who currently serves as a director of the Company. In the event that Dr. Hultzsch is unable or declines to serve as a director at the time of the Annual Meeting, the proxies received by the proxy holders named in the enclosed proxy will be voted for any nominee who is subsequently designated by the Board of Directors to fill the vacancy. We do not expect, however, that Dr. Hultzsch will decline to serve as a director at the Annual Meeting, as he has agreed to serve if elected.

Set forth below is information about the background and age as of August 31, 2007 of the directors nominated for election at the Annual Meeting and each of the other incumbent directors:

			Director
Name	Age	Position	Since

CLASS I DIRECTORS
Steven Humphreys	46	Director	1996
Stephan Rohaly	42	Chief Financial Officer and Director	2007
CLASS II DIRECTORS
Werner Koepf	65	Chairman of the Board	2006
Simon Turner	55	Director	2000
CLASS III DIRECTORS
Dr. Hagen Hultzsch	66	Director	2002
DIRECTOR NOT STANDING FOR RE-ELECTION AT THE 2007 MEETING
Dr. Manuel Cubero	44	Director	2002
Robert Schneider	58	Former Chief Executive Officer and Director	1990

Class III Director Nominated for Election at the 2007 Meeting

Dr. Hagen Hultzsch, 66, has served as a director of SCM since August 2002. Dr. Hultzsch currently sits on the boards of more than 20 technology companies and academic institutions in the U.S. and Europe, including Convergys Corporation, RiT Technologies Ltd, TranSwitch Corporation and VoiceObjects Inc. From 1993 until his retirement in 2001, Dr. Hultzsch served as a member of the Board of Management for Deutsche Telekom’s technical services division. From 1988 to 1993, he was Corporate Executive Director for Volkswagen AG, where he was responsible for organization and information systems. Dr. Hultzsch holds M.S. and Ph.D. degrees in nuclear physics from the University of Mainz, Germany.

Class I Directors Whose Terms Expire in 2008

Steven Humphreys, 46, has served as a director of SCM since July 1996 and as Chairman of the Board of Directors from April 2000 to March 2007. Since October 2003, Mr. Humphreys has served as chairman of Robotic Innovations International, Inc., an acquirer and developer of technologies for broad-based applications of robotics, service automation and automated companion devices. From October 2001 to October 2003, he served as Chairman of the Board and Chief Executive Officer of ActivCard Corporation, a provider of digital identity management software. From July 1996 to October 2001, Mr. Humphreys was an executive officer of SCM, serving as President and Chairman of the Board from July 1996 until December 1996, at which time he became Chief Executive Officer and served as President and Chief Executive Officer until April 2000. Previously, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Prior to Caere, he spent ten years with General Electric Company in a variety of positions. Mr. Humphreys is also a director of several privately held companies, a limited partner and advisor to several venture capital firms and from October 2001 to December 2003 was a director of ActivCard. Mr. Humphreys holds a B.S. degree from Yale University and M.S. and M.B.A. degrees from Stanford University.

Stephan Rohaly, 42, has served as a director of SCM since August 2007. Mr. Rohaly joined SCM Microsystems in March 2006 as Vice President Finance and Chief Financial Officer. Previously, from February 2003 to February 2006, he was Director of Corporate Finance at Viatris, a German pharmaceutical firm. From July 1995 to December 2002, he served as Business Unit and Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

Class II Directors Whose Terms Expire in 2009

Werner Koepf, age 65, has served as a director of SCM since February 2006 and as Chairman of the Board of Directors since March 2007. Mr. Koepf is a director of telent plc (formerly Marconi Corporation), where he serves on the audit, nominations, remunerations and operations review committees. Mr. Koepf also serves as chairman of the supervisory board of telent GmbH. Mr. Koepf is a director of Gemplus International SA and is chairman of the board of directors of PXP Software AG. Mr. Koepf also is an advisor to venture capital firms Techno Venture Management GmbH and Invision AG. From 1993 to 2002, Mr. Koepf held a variety of senior management positions with Compaq Computer Corporation GmbH, including Vice President and General Manager of the General Business Group from 1993 to 1999; Vice President and General Manager of Compaq Europe, Middle East and Africa (EMEA) from 1999 to 2000; and Chief Executive Officer and Chairman for Compaq Computer, EMEA from 2000 to 2001. From 1989 to 1993, Mr. Koepf was Chairman and Chief Executive Officer for European Silicon Structures SA, an ASIC manufacturer. Prior to 1993, Mr. Koepf held various senior management positions at Texas Instruments Inc., including Vice President and General Manager of several divisions of the group. Mr. Koepf received a master’s degree in business administration from the University of Munich and a bachelor’s degree with honors in electrical engineering from the Technical College in St. Poelten, Austria.

Simon Turner, age 55, has served as a director of SCM since July 2000. Since January 2006, Mr. Turner has served as Group Sourcing Director for consumer electronic retailer DSG international plc. From January 2002 to January 2006, Mr. Turner was Managing Director of the PC World Group of DSG, responsible for operations at PC World, PC World Business and Genesis Communications in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company and Group Marketing Manager at Philips Consumer Electronics. Mr. Turner holds a B.S. degree from the University of Surrey.

Directors not Standing for Re-election at Our 2007 Annual Meeting

Dr. Manuel Cubero, 44, has served as a director of SCM since April 2002. In December 2005, Dr. Cubero was named Managing Director for Kabel Deutschland GmbH, the largest cable network operator in Europe. From November 2003 to November 2005, Dr. Cubero served as Vice President, Digital TV for Kabel Deutschland. From January 2002 to October 2003, he was a consultant for the media, IT and telecom markets with Egon Zehnder International, an international management consultant firm based in Hamburg, Germany. From April 2000 to June 2001, he was Managing Director of alloo AG, an Internet gaming company that he co-founded, based in Salzburg, Austria. From January 1994 to March 2000, he held various senior management positions with the Kirch Group, the largest television broadcast company in Germany, including Co-chairman of the commercial module requirements committee of the European Digital Video broadcasting project for five years and Managing Director of the technology investment division of the company. Dr. Cubero holds M.S. and Ph.D. degrees in physics from the Technical University in Darmstadt, Germany and an M.B.A. from INSEAD in Fontainebleau, France.

Robert Schneider, 58, founded SCM in May 1990 as President, Chief Executive Officer, General Manager and Chairman of the Board and served as a director of the Company until his resignation in June 2007. He served as our

Chief Executive Officer from April 2000 until his resignation in June 2007, and also previously held that position from May 1990 to January 1997. Mr. Schneider served as our President and Chairman of the Board from May 1990 until July 1996, and also served as our Chairman of the Board from January 1997 until April 2000. Prior to founding SCM, Mr. Schneider held various positions at Intel Corporation. He holds a B.S. degree in engineering from HTBL Salzburg and a B.A. degree from the Akademie for Business Administration in Ueberlingen.

To our knowledge, there are no family relationships between any of our directors and any other of our directors or executive officers.

Vote Required and Recommendation of the Board of Directors

At the Annual Meeting, the nominee receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors. Abstentions and votes withheld from or against any director will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law in the election of directors. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE CLASS III DIRECTOR NOMINEE NAMED ABOVE

PROPOSAL TWO: APPROVAL OF THE 2007 STOCK OPTION PLAN

General

The Company’s stockholders are being asked to approve the SCM Microsystems, Inc. 2007 Stock Option Plan (the “2007 Plan”). The Board of Directors of the Company unanimously approved the 2007 Plan on August 1, 2007. The principal provisions of the 2007 Plan are summarized below. This summary is qualified in its entirety by reference to the actual 2007 Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

The 2007 Plan is intended to be the successor to the SCM Microsystems, Inc. 2000 Non-statutory Stock Option Plan, the SCM Microsystems, Inc. Amended 1997 Stock Plan, and the SCM Microsystems, Inc. 1997 Director Option Plan. The 2007 Plan will govern the grant of stock-based awards to our employees, directors and consultants. Its purpose is to promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest or increase their proprietary interest in the Company as an incentive for them to remain in the service of the Company.

Purpose of Adopting the 2007 Plan

Adoption of the 2007 Plan will provide the Company with the continued ability to provide equity-based compensation to eligible employees, directors and consultants of the Company, thereby aligning their interest with those of the Company’s stockholders to increase the Company’s value over the long term.

If stockholders approve the 2007 Plan, the Company will use the 2007 Plan to compensate eligible employees, directors and consultants. If stockholders do not approve the 2007 Plan, the Company will continue to be able to grant options to its employees under the 2000 Non-statutory Stock Option Plan to the extent shares remain available for issuance under the plan.

Summary of the Key Terms of the 2007 Plan

The following is a brief description of the 2007 Plan. The full text of the 2007 Plan is attached as Exhibit A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the 2007 Plan.

Eligibility.  All employees, directors and consultants of the Company or of any parent or any subsidiary of the Company are eligible to receive stock options under the 2007 Plan. Each employee, director or consultant who receives such an option award is an optionholder. Optionholders in the 2007 Plan will receive grants of options at the discretion of the Board as compensation for their services to the Company.

Types of Awards.  Non-qualified stock options are the only form of option award that may be granted under the 2007 Plan.

Administration of the 2007 Plan.  The Board shall administer the 2007 Plan unless and until the Board delegates administration to a committee (the “Committee”). The Board has the power and authority to, among other things: (i) designate eligible participants in the 2007 Plan, (ii) determine the terms, conditions and restrictions applicable to each stock option and shares acquired upon the exercise of a stock option, (iii) approve one or more forms of written agreements specifying the terms and conditions of an individual stock option grant, (iv) interpret the 2007 Plan and establish, amend and revoke rules and regulations to administer the 2007 Plan, (v) amend the 2007 Plan or any option award granted pursuant thereto and (vi) exercise such powers and perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the 2007 Plan. If the Board delegates administration to the Committee, the Committee may exercise, in connection with the administration of the 2007 Plan, any of the powers and authority granted to the Board under the 2007 Plan. The Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject to such resolutions as may be adopted from time to time by the Board (and references in the 2007 Plan and this summary to the Board shall thereafter be to the Committee or the subcommittee, as applicable). The Board may abolish the Committee at any time and revest in the Board the administration of the 2007 Plan.

Stock Subject to the 2007 Plan.  The maximum aggregate number of shares of our Common Stock that may be issued pursuant to stock options under the 2007 Plan may not exceed one million five hundred (1,500,000) shares (the “Share Reserve”). Any option award will reduce the Share Reserve by one share. Shares of Common Stock covered by options that expire, are cancelled, terminate, or are reacquired by us prior to vesting will revert to or be added to the Share Reserve and become available for issuance under the 2007 Plan. Shares of Common Stock that are not acquired by a holder of an option granted under the 2000 Plan, the 1997 Plan or the 1997 Director Plan shall not revert or be added to the Share Reserve or become available for issuance under the 2007 Plan.

Other Share Limits.  No employee shall be eligible to be granted options covering more than 200,000 shares of Common Stock during any calendar year. However, in connection with a new employee, we may grant options for up to an additional 200,000 shares of Common Stock.

Fair Market Value.  Generally, fair market value of the Company’s Common Stock will be the closing sales price of the Company’s Common Stock on any established stock exchange (including the Nasdaq Stock Market) or on the Nasdaq Global Market or Nasdaq Capital Market (if applicable) on the date of determination. On August 31 2007, the fair market value per share of the Company’s Common Stock determined on such basis was $2.87.

Terms and Conditions of Options.  The 2007 Plan provides that options must have an exercise price that is at least equal to 100% of the fair market value of our Common Stock on the date the option is granted. To the extent permitted in his or her option agreement and to the extent permitted by law, an optionholder may exercise an option by payment of the exercise price in a number of different ways, including: (i) in cash or by check at the time the option is exercised, or (ii) in the discretion of the Board: (1) by delivery to the Company of other Common Stock, (2) pursuant to a “same day sale” program to the extent permitted by law, or (3) by some combination of the foregoing. Unless there is a provision to the contrary in the individual optionholder’s option agreement, payment for Common Stock pursuant to an option may only be made in the form of cash, check or pursuant to a “same day sale” program. The vesting of options generally will be determined by the Board.

If an optionholder’s continuous service terminates for any reason other than disability, death or misconduct he or she will generally have 90 calendar days from the date of such termination to exercise his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination), unless his or her option agreement provides otherwise. If an optionholder’s continuous service terminates as a result of the optionholder’s disability or death, he or she will generally have twelve months to exercise (or for his or her estate to exercise) his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination), unless his or her option agreement provides otherwise. If an optionholder’s continuous service is terminated for misconduct, his or her options will immediately terminate, unless his or her option agreement provides otherwise. In no event may an optionholder or estate exercise an option past the expiration of its term as set forth in the option award agreement. The term of each option granted under the 2007 Plan will generally be seven years from the date of grant.

Automatic Options for Non-Employee Directors.  The 2007 Plan provides that in addition to any other options that non-employee directors may be granted, non-employee directors will automatically be granted options as follows: (i) an initial grant of options to acquire 10,000 shares and (ii) annual grants of options to acquire 5,000 shares. Initial and annual grants will vest as to one-twelfth (1/12th) of the total award each month so that the option is fully vested on the first anniversary of the grant. If an optionholder’s status as director terminates for any reason other than death, he or she will have 90 calendar days to exercise his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination). If an optionholder’s status as director terminates due to death, his or her estate will have twelve months to exercise his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination).

Acceleration of Option Awards.  The Board shall have the power to accelerate exercisability and/or vesting of any option granted pursuant to the 2007 Plan upon a Change in Control (as defined below) or upon the death, disability or termination of continuous service of an optionholder, notwithstanding any provision in any option agreement to the contrary.

Adjustment.  The maximum number of shares of Common Stock subject to the 2007 Plan, the maximum number of shares of Common Stock that can be granted to an employee during any fiscal year pursuant to options, and the number of securities and exercise or base price of securities subject to outstanding options will be appropriately and proportionally adjusted by the Board on account of mergers, consolidations, reorganizations, recapitalizations, reincorporations, stock splits, spinoffs, stock dividends, extraordinary dividends and distributions, liquidating dividends, combinations or exchanges of shares, changes in corporate structure or other transactions in which the Company does not receive any consideration (except that conversion of convertible securities of the Company shall not be treated as a transaction in which the Company does not receive any consideration). Subject to any required action by the stockholders, the Board shall make such adjustments and the Board’s determinations with respect to any adjustment will be final, binding and conclusive.

Effect of Change in Control.  In the event of a Change in Control (as defined below) other than a dissolution or liquidation of the Company, the Board or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity (a) assume or continue all or any part of the options outstanding under the 2007 Plan or (b) substitute substantially equivalent options for those outstanding under the 2007 Plan. If the outstanding options will not be so continued, assumed, or substituted, then with respect to options held by optionholders whose continuous service has not terminated, the Board in its discretion may (1) provide for payment of a cash amount in exchange for the cancellation of the options, (2) continue the options, or (3) terminate the options upon the consummation of the Change in Control, but only if optionholders have been permitted to exercise any portion of (including at the discretion of the Board, any unvested portion of) any option at or prior to the Change in Control. In the event of a Change in Control involving dissolution or liquidation of the Company, all outstanding options will terminate immediately prior to such dissolution or liquidation.

Definition of “Change in Control” means the occurrence of any of the following: (a) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, (b) a merger, consolidation or similar transaction involving the Company, (c) any person or group is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, (d) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are either (i) Directors of the Company as of the date the Plan first becomes effective (ii) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described above or in connection with an actual or threatened proxy contest relating to the election of Directors to the Company or (e) a dissolution or liquidation of the Company.

Amendment and Termination of the 2007 Plan.  The Board may amend, suspend or terminate the 2007 Plan in any respect and at any time, subject to stockholder approval, if such approval is required by applicable law or stock exchange rules. Further, any amendment or termination of the 2007 Plan will not materially impair the rights of any optionholder with respect to any options already granted to such optionholder without such optionholder’s consent.

Effective Date; Term of the 2007 Plan.  The 2007 Plan will become effective immediately upon its approval by the Company’s stockholders. Unless earlier terminated by the Board, the 2007 Plan will terminate on the day before the tenth anniversary of the date that the 2007 Plan is approved by the stockholders.

Tax Consequences of the 2007 Plan

The following discussion of the federal income tax consequences of the 2007 Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and laws may be amended or interpreted differently during the term of the 2007 Plan or of options granted thereunder. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, optionholders are advised to consult their individual tax advisors.

An optionholder is not taxed when a non-qualified stock option is granted. On exercise, however, the optionholder recognizes ordinary income equal to the difference between the option’s exercise price and the fair market value of the underlying Common Stock on the date of exercise. Any gain (or loss) on subsequent disposition of the shares of Common Stock acquired through exercise of an option is long-term capital gain (or loss) if the shares are held for at least one year following exercise.

Under Section 162(m) of the Internal Revenue Code, our ability to deduct compensation paid to our chief executive officer, chief financial officer and the three other most highly paid executive officers in a particular year is limited to $1 million per person, except that compensation that is “performance-based,” as defined under Section 162(m), will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

New 2007 Plan Benefits

No options have been granted under the 2007 Plan. The effectiveness of the 2007 Plan is dependent upon receiving stockholder approval. The granting of options under the 2007 Plan to employees and consultants is discretionary, and we cannot now determine the number of options to be granted in the future to any particular person or group of employees.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR the approval of the SCM Microsystems, Inc. 2007 Stock Option Plan.

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has appointed Deloitte & Touche, an independent registered public accounting firm, as our independent registered public accountants, to audit our financial statements for the current year ending December 31, 2007. Deloitte & Touche has audited our consolidated financial statements since 1999. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte & Touche as our independent registered public accountants to audit our financial statements for the current fiscal year ending December 31, 2007. We do not expect that a representative of Deloitte & Touche will be available at the Annual Meeting.

Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accountants is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment of Deloitte & Touche as independent registered public accountants to audit our financial statements for the current year ending December 31, 2007, our Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the Votes Cast (as defined under “Voting Procedures” on page 1 of this proxy statement) will be required to approve the proposed ratification of Deloitte & Touche as our independent registered public accountants, to audit our financial statements for the current year ending December 31, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2007

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our financial reporting processes, system of internal control, process for monitoring compliance with laws and regulations, audit process and standards of business conduct. The Audit Committee manages the relationship with our independent registered public accountants, who report directly to the Audit Committee. The Audit Committee also oversees the Internal Audit and Sarbanes-Oxley Compliance functions of SCM, which report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to allocate appropriate funding, as determined by the Audit Committee, for such advice and assistance.

The Audit Committee has reviewed and discussed with management the audited financial statements of SCM for the fiscal year ended December 31, 2006. The Audit Committee also has discussed with Deloitte & Touche, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed the independence of Deloitte & Touche with that firm.

In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of our management and independent registered public accountants, which, in their report, express an opinion on the conformity of our annual consolidated financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited financial statements for the three years ended December 31, 2006 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Board of Directors has approved such inclusion.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Simon Turner, Chairman
Dr. Hagen Hultzsch
Steven Humphreys

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed or to be billed to us for the following professional services for the fiscal years ended December 31, 2006 and December 31, 2005 from Deloitte & Touche, our independent registered public accountants, are as follows (in thousands):

	2006	2005

Audit Fees	$792,501	$1,027,765
Audit-Related Fees	—	—
Tax Fees	26,677	33,075
All Other Fees	—	—

Total	$819,178	$1,060,840

Audit Fees.  Audit fees include fees associated with the audit and review of our annual financial statements included in our Annual Report on Form 10-K, reviews of those financial statements included in our quarterly reports on Form 10-Q and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees principally include fees for the audits of subsidiaries, due diligence procedures, registration statements and consultations on accounting and auditing matters.

Tax Fees.  Tax fees principally include assistance with preparation of federal, state and foreign tax returns, tax compliance, tax planning and tax consulting.

All Other Fees.  Represents fees for all other services, including Sarbanes-Oxley consultation and training.

Independent Registered Public Accountants

The appointment of our independent registered public accountants is approved annually by the Audit Committee of our Board of Directors. Deloitte & Touche, an independent registered public accounting firm, has been our auditor since 1999 and was our independent registered public accountants for fiscal year 2006. The Audit Committee of our Board of Directors has appointed Deloitte & Touche as our independent registered public accountants for the fiscal year ending December 31, 2007.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accountants

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accountants, including the estimated fees and other terms of any such engagement. In certain circumstance, the Audit Committee may provide subsequent approval of non-audit services not previously approved. Services provided by our independent registered public accountants may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether such audit or non-audit services are consistent with the Securities and Exchange Commission rules on auditor independence. The Audit Committee has determined that the services provided by Deloitte & Touche as set forth herein are compatible with maintaining Deloitte & Touche’s independence. All audit, audit-related, tax and other fees set forth in the table above were pre-approved pursuant to this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The table below sets forth information known to us as of August 31, 2007 with respect to the beneficial ownership of our common stock by:

(1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

(2) each of our directors;

(3) each of the Named Executive Officers (as listed below); and

(4) all of our directors and Named Executive Officers, as a group.

Except as otherwise indicated, and subject to applicable community property laws, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares held by them. Applicable percentage ownership in the following table is based on 15,735,615 shares of our common stock outstanding as of August 31, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

Unless specified below, the mailing address for each individual, officer or director is c/o SCM Microsystems, Inc., Oskar-Messter-Str. 13, 85737 Ismaning, Germany.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

Royce & Associates, LLC(1)	1,581,425	10.0%
1414 Avenue of the Americas
New York, NY 10019
Dimensional Fund Advisors, Inc.(2)	1,166,659	7.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, Calif., 90401
Robert Schneider(3)	802,972	5.0%
Steven Humphreys(4)	97,498	*
Manfred Mueller(5)	74,443	*
Stephan Rohaly(6)	83,128	*
Simon Turner(7)	39,583	*
Dr. Manuel Cubero(8)	29,583	*
Dr. Hagen Hultzsch(9)	29,583	*
Werner Koepf(10)	14,583	*
All directors and executive officers as a group (8 persons)(11)	1,171,373	7.1%

*	Less than one percent.

1)	Based solely on information contained in a Schedule 13F filed for the period ending June 30, 2007.

2)	Based solely on information contained in a Schedule 13F filed for the period ending June 30, 2007.

3)	Mr. Schneider resigned from SCM effective June 30, 2007 but was still considered to be an insider of the Company as of August 31, 2007, the date for which this table was prepared. The amounts in the table above include (i) 13,510 shares held by Robert Schneider’s wife, Ursula Schneider, (ii) options to purchase 2,500 shares of common stock exercisable within 60 days of August 31, 2007 held by Ursula Schneider and (iii) options to purchase 333,775 shares of common stock exercisable within 60 days of August 31, 2007 held by Robert Schneider.

4)	Includes options to purchase 85,998 shares of common stock exercisable within 60 days of August 31, 2007.

5)	Includes options to purchase 55,496 shares of common stock exercisable within 60 days of August 31, 2007.

6)	Includes options to purchase 61,875 shares of common stock exercisable within 60 days of August 31, 2007.

7)	Consists of options to purchase 39,583 shares of common stock exercisable within 60 days of August 31, 2007.

8)	Consists of options to purchase 29,583 shares of common stock exercisable within 60 days of August 31, 2007.

9)	Consists of options to purchase 29,583 shares of common stock exercisable within 60 days of August 31, 2007.

10)	Consists of options to purchase 14,583 shares of common stock exercisable within 60 days of August 31, 2007.

11)	Includes options to purchase 697,559 shares of common stock exercisable within 60 days of August 31, 2007 that may be deemed to be beneficially owned by our directors and certain executive officers. These shares are shown as being held by our directors and officers for purposes of this table only.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities (“10% stockholders”), to file reports on Forms 4 and 5 reflecting transactions affecting their beneficial ownership of our equity securities with the Securities and Exchange Commission and with the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by the Securities and Exchange Commission’s rules and regulations to provide us with copies of all such reports on Forms 4 and 5 that they file under Section 16(a) of the Exchange Act.

Based solely on our review of copies of such reports on Forms 4 and 5 received by us, and on written representations from our officers, directors and the 10% stockholders known to us, we believe that, with the exception of one Form 4 that was not filed timely for Mr. Schneider, during the period from January 1, 2006 to December 31, 2006, our executive officers, directors and the 10% stockholders known to us filed all required reports under Section 16(a) of the Exchange Act on a timely basis.

EXECUTIVE OFFICERS

Information concerning our current and former executive officers, including their backgrounds and ages as of August 31, 2007, is set forth below:

				Length of Time in
Name	Age	Position(s) Held	Term of Office	Office

Felix Marx	40	Chief Executive Officer (effective November 1, 2007)	Until removed by the Board of Directors	Mr. Marx’ appointment was announced August 1, 2007
Stephan Rohaly	42	Vice President Finance and Chief Financial Officer; and Acting Chief Executive Officer	Until removed by the Board of Directors	Since March 2006
Dr. Manfred Mueller	37	Vice President Sales EMEA	Until removed by the Board of Directors	Since February 2006
Robert Schneider	58	Former Chief Executive Officer and General Manager	N/A	April 2000 - June 2007
Steven L. Moore	52	Former Chief Financial Officer	N/A	June 2003 - June 2006
Colas Overkott	44	Former Executive Vice President, Sales and Marketing	N/A	November 2002 - January 2006

Felix Marx, age 40, will become our Chief Executive Officer effective November 1, 2007. From 2003 to the present, Mr. Marx has held a variety of management positions with NXP Semiconductors, a specialty semiconductor manufacturer for the smart card industry. Most recently, Mr. Marx has served as General Manager of NXP’s Near Field Communication (NFC) business. Prior to this, he served as General Manager of NXP’s Contactless & Embedded Security business. From 2002 to 2003, Mr. Marx was a business consultant with Team Training Austria. Prior to this, he worked for several years in the data and voice networking sector, where he held various sales, marketing, product management and business line management positions with companies including Global One Telecommunications and Ericsson. He holds a bachelor’s degree in engineering from the Technical Academy in Vienna and a Master of Advanced Studies in Knowledge Management from Danube University in Austria.

Stephan Rohaly, age 42, has served as Vice President Finance and Chief Financial Officer since March 2006. Mr. Rohaly has also served as Acting Chief Executive Officer since the resignation of Robert Schneider on June 30, 2007. Before joining SCM, from February 2003 to February 2006, Mr. Rohaly was Director of Corporate Finance at Viatris, a German pharmaceutical firm. From July 1995 to December 2002, he served as Business Unit and Finance & Administration Director for Nike Germany. Prior to Nike, Mr. Rohaly was Symantec’s Finance & Administration Officer for Central and Eastern Europe. He received his MBA degree from Rice University, and holds a Bachelor of Science and Business Administration, Magna Cum Laude in Mathematics and Computer Information Systems Management from Houston Baptist University.

Dr. Manfred Mueller, age 37, joined SCM Microsystems in August 2000 as Director of Strategic Business Development. From July 2002 to July 2005, he served as Director of Strategic Marketing. He was appointed Vice President of Strategic Business Development in July 2005. He served as Vice President Marketing from February 2006 to April 2007, at which time he was named Vice President Sales, EMEA. Prior to SCM, from August 1998 to July 2000, Dr. Mueller was Product Manager and Business Development Manager at BetaResearch GmbH, the digital TV technology development division of the Kirch Group. Dr. Mueller holds masters and Ph.D degrees in Chemistry from Regensburg University in Germany and an MBA from the Edinburgh Business School of Heriot Watt University in Edinburgh, Scotland.

To our knowledge, there are no family relationships between any of our executive officers and any of our directors or other executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy/Objectives

The primary goals of our compensation program, including our executive compensation program, are to attract and retain employees whose abilities are critical to our long-term success and to motivate employees to achieve superior performance.

To achieve these goals, we attempt to:

•	offer compensation packages that are competitive regionally and that provide a strong base of salary and benefits;

•	maintain a portion of total compensation at risk, particularly in the case of our executive officers, with payment of that portion tied to achievement of specific financial, organizational or other performance goals; and

•	reward superior performance.

Our compensation program includes salary, performance-based annual or quarterly bonuses, long-term compensation in the form of stock options and various benefits and perquisites.

Role of the Compensation Committee

Our Compensation Committee oversees all aspects of executive compensation. The committee plays a critical role in establishing our compensation philosophy and in setting and amending elements of the compensation package offered to our named executive officers.

The members of the Compensation Committee during fiscal 2006 were Manuel Cubero, Steven Humphreys, Simon Turner and Andrew Vought. Mr. Vought served as chairman of the Compensation Committee until his resignation from the committee on April 12, 2006, at which time Mr. Humphreys was appointed chairman. Each current member of our Compensation Committee is an independent, non-employee director. During 2006, the Compensation Committee met three times.

On an annual basis, or in the case of promotion or hiring of an executive officer, the Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation package to be provided to our chief executive officer, our other executive officers and our directors. On an annual basis, the Compensation Committee undertakes a review of the base salary and bonus targets of each of our named executive officers and evaluates their respective compensation based on the committee’s overall evaluation of their performance toward the achievement of our financial, strategic and other goals, with consideration given to each executive officer’s length of service and to comparative executive compensation data. Based on its review, from time to time the Compensation Committee has increased the salary and/or potential bonus amounts for our executive officers.

The majority of the Compensation Committee’s activities in 2006 related to specific situations and near-term goals, including: the hiring of a new chief financial officer; the transition and termination of employees related to cost reductions and to the consolidation of the Company’s transfer of corporate finance and compliance functions to Germany; the retention of key personnel during these corporate actions; and implementing incentives to achieve profitability.

During 2006, annual salary levels, target bonus amounts and option amounts for our chief executive officer, former chief financial officer and current chief financial officer were set by the Compensation Committee. Compensation for our other executive officers, including certain of our named executive officers, was generally set by the chief executive officer, subject to approval by the Compensation Committee, and was determined in part based on the outcome of annual performance reviews and on corporate and personal performance under our Management by Objective (MBO) program, which is described below.

Overview of Compensation Program

SCM was originally formed in Germany in 1990 and has continued to have an active presence in Germany and throughout Europe in our target product markets. Since our initial public offering in October 1997, our common stock has been dually traded on the U.S. NASDAQ stock exchange and the German technology exchange, originally known as the Neuer Markt and now the Prime Standard. As a result, although we are a small company, we have maintained a relatively high level of visibility in the German marketplace and financial markets. Additionally, for the past several years the majority of our executive staff has operated from our European headquarters in Ismaning, Germany, with the exception of the position of chief financial officer. In fiscal 2006, we transferred our corporate financial and compliance functions, including the chief financial officer responsibilities, from the U.S. to Ismaning as well. Currently, all of our executive officers operate out of our headquarters in Germany. Our German corporate culture directly influences the elements of our compensation program.

We do not employ an overall model or policy to allocate among the compensation elements we utilize. In general, we employ cash bonuses to motivate and reward our executive officers for the achievement of quarterly or other short-term performance objectives and we employ annual grants of stock options that vest over time to motivate and reward contributions to the Company’s performance over the longer term. From time to time, however, we also utilize stock options with shorter vesting periods to provide additional incentive for the achievement of short-term objectives that are seen as critical to the Company’s success, for example the transfer of our corporate functions from the U.S. to Germany during 2006.

While we utilize common elements of compensation for each of our executive officers, each compensation package takes into account the disparate backgrounds and entry points to our company of each of our executive officers. For example, our chief executive officer is also the founder of the Company and as such already owns a significant number of shares in the Company. Therefore, the Compensation Committee elected to include a higher level of cash bonus incentives in the compensation package for our chief executive officer than for our other executive officers.

We believe that our compensation practices, as described below, allow us to achieve an appropriate balance of compensation elements for our executive officers that supports our overall compensation program goals.

Compensation Elements

Base Salary.  Base salary provides fixed compensation based on competitive market practice and is intended to acknowledge and reward core competence in the executive role relative to skills, experience and contributions to the Company. Base salaries for executives are reviewed annually, or more frequently should there be any changes in responsibilities.

The Compensation Committee reviewed base salary levels for our chief executive officer and former chief financial officer at the beginning of fiscal 2006. The Compensation Committee considered informal data on salaries of executive officers in similar positions based on: 1) prior access to benchmarking data from the Economic Research Institute and Salary.com; (2) the professional experience of the Compensation Committee and Board members; (3) the recommendations of management; and (4) knowledge of the specific needs of SCM at the time and in the foreseeable future. In setting executive salaries, the committee also considered each officer’s salary history, scope of responsibility, prior experience and past performance, and also considered recommendations from management. Based on its evaluation, the Compensation Committee determined that salary levels for our chief executive officer and former chief financial officer should be set around the median level for companies of similar size, and left unchanged their respective annual base salaries. The Compensation Committee conducted a similar evaluation to set the salary of the current chief financial officer when he joined the Company in March 2006.

Incentive Cash Bonuses.  Incentive cash bonuses are intended to motivate and reward executives for their contributions towards achieving corporate performance targets as well as specific corporate objectives that support the Company’s short-term goals. During 2006, key goals of the Company were to complete the transfer of operational functions from Singapore to outside contract manufactures and to effect the additional transition of our corporate financial and compliance functions from the U.S. to Germany; to complete a transaction to sell the Company’s Digital TV solutions business; and to significantly reduce fixed operating expenses. Therefore, incentive bonuses in 2006 were designed to reward not only corporate performance, but also the achievement of specific operational and strategic goals within areas under control of the relevant employees.

During 2006, our chief executive officer and our former chief financial officer were eligible to receive annual incentive cash bonuses based on specific criteria set by the Compensation Committee, while our other executive officers were eligible to receive incentive cash bonuses on a quarterly basis, based on criteria established in collaboration with the chief executive officer and approved by the Compensation Committee under our Management by Objective, or MBO plan. Under the MBO Plan, each participant is eligible to receive a quarterly cash bonus, of which 50% is based on the participant’s performance against specific personal objectives approved by the Compensation Committee, and 50% is based on the achievement of corporate performance targets, established by management and approved by the Board of Directors. The amount of quarterly bonus for which each participant is eligible varies by participant and for our current executive staff ranged from 16.67% to 30% of base salary in 2006.

Bonus Structure for Chief Executive Officer

At the beginning of fiscal 2006 the Compensation Committee established a target cash bonus for Robert Schneider, our chief executive officer, equal to 50% of his base salary, or €175,000. Payment of the bonus was based on the achievement of three, equally weighted, performance related criteria: an annual revenue target, quarterly operating performance targets and the judgment of the Compensation Committee. Additionally, the Compensation Committee established a target bonus of €20,000 tied to the achievement of operating profit in the fourth quarter of 2006.

Bonus Structure for Former Chief Financial Officer

Steven Moore, our former chief financial officer, was eligible to receive a target cash bonus of up to 50% of his annual base salary, or $100,000, based on criteria established by the chief executive officer. Additionally, the Compensation Committee established an additional target bonus of $75,000 for Mr. Moore for the successful sale of the Company’s Digital TV solutions business.

Bonus Structure for Other Executives

The Compensation Committee established a target cash bonus for Colas Overkott, our former vice president, sales and marketing, of $100,000 for the successful sale of the Company’s Digital TV solutions business. Due to his departure from the Company in January 2006, Mr. Overkott did not participate in the MBO program during 2006.

During 2006, Stephan Rohaly, our chief financial officer beginning in March 2006, and Manfred Mueller, our vice president marketing in 2006, were eligible to receive quarterly cash incentive bonus awards under our MBO program, based on the achievement of equally weighted personal objectives and corporate performance. Corporate performance criteria included the achievement of equally weighted net sales and gross profit margin targets set by the Board of Directors. In light of the Company’s focus during 2006 on major restructuring efforts, including the transfer of its corporate finance compliance functions from the U.S. to Germany and the sale of a major component of its business, the Compensation Committee waived some of the criteria for corporate performance in 2006 in the determination of MBO payments to eligible executive officers. Corporate performance results for the purposes of MBO payments during 2006 were 87%, 87%, 73% and 100% for the four fiscal quarters respectively.

Mr. Rohaly was eligible to receive quarterly cash bonus awards of up to 30% of his base salary in 2006. The personal performance component of his target bonus was evaluated against key objectives including:

•	supporting the transition of the Company’s corporate financial functions from the U.S. to Germany;

•	building up corporate finance capabilities in Germany; and

•	reducing operating expenses, including developing a framework to plan, execute and measure cost reduction activities.

The Compensation Committee determined that Mr. Rohaly achieved 100% performance against his personal objectives in each of the three quarters of 2006 in which he was measured.

Dr. Mueller was eligible to receive quarterly cash bonus awards of up to 16.67% of his base salary in 2006. The personal performance component of his target bonus was evaluated against key objectives related to the Company’s transfer of manufacturing operations from Singapore to contract manufacturers and to the reduction of overall expenses, including:

•	increasing product margins through inventory reduction, competitive component sourcing and product design cost reductions;

•	supporting development of new processes to manage external contract manufacturers; and

•	reducing sales and marketing program costs.

The Compensation Committee determined that Dr. Mueller achieved 88% performance against his personal objectives the first quarter; 100% in the second quarter, plus 50% of an additional target bonus tied to the objectives listed above; 40% in the third quarter, plus 20% of an additional target bonus tied to the objectives listed above; and 100% in the fourth quarter of 2006. Dr. Mueller was further awarded a one-time bonus of €3,600 in the third quarter of 2006 because it was determined that Dr. Mueller’s performance had in fact been superior but that Dr. Mueller had not been able to achieve some of his objectives during the third quarter due to changes in the Company’s priorities during the period.

Long-Term Equity Incentives.  Our stock option program is designed to attract, retain and reward talented employees and executives through long-term compensation that is directly linked to long-term performance. As the bulk of our employees are in Germany and India, where stock options are not commonly awarded to non-executive employees, we regard stock options as a competitive tool in our overall compensation program.

We grant equity incentives in the form of stock options to each of our executive officers, at the time of hiring, on an annual basis and from time to time as an incentive to achieve specific performance objectives.

We grant stock options to our executive officers when they are hired and grant additional “top-up” options on an annual basis. The number of stock options granted to newly hired executive officers is determined by the Compensation Committee, based on the Company’s historical practices and on the position of the new executive. Initial options vest 1/4th after one year and then 1/48th per month for the next three years, at which time they are fully vested. Annual top-up grants are made based on the positive results of annual performance reviews and are generally in an amount ranging between 25% and 33% of the options received in the executive officer’s initial grant. Annual top-up options must be held for four years before they begin to vest, and then vest at a rate of 1/12 per month over one year. As options are granted annually, some portion of an executive officer’s options vest each year, rewarding the executive for past service, while an often greater portion remains unvested, creating a long-term incentive to remain with the Company.

In 2006, the Compensation Committee determined that special one-year vesting, performance-based option grants also should be given to senior management as incentive awards for the achievement of specific goals related to operating margin targets for the fourth quarter of 2006.

The exercise price of all options awarded is the closing price of our stock on the NASDAQ Stock Market on the date of grant.

Benefits and Perquisites.  Because we have a strong regional presence in Germany and the majority of our executives and key employees have been based in Germany, we follow the standard European practice of providing either a company car or a car allowance to our executive officers in Germany. We lease BMW cars or provide a comparable allowance for our executive officers.

Retirement Payments.  On behalf of our executive officers in Germany we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law. During 2006 we also made payments on behalf of our U.S.-based former chief financial officer for health and disability insurance and 401(k) retirement savings.

Severance Benefits

We do not have a policy regarding severance or change of control agreements for our executive officers and historically we have not offered severance as part of our employment contracts. Under standard employment practice in Germany, notice of termination is required to be given by either the employer or the employee, generally six months before any termination, and the employer is required to continue to compensate the employee during this period. In lieu of continuing the employment relationship for six months, our employment agreements provide that we can cash out the employee who has given notice. Alternatively, we can require that the employee continue to work his or her six month notice period. This practice is included in the majority of our employment agreements with our executive officers.

In recognition of the additional risks involved and the additional effort and commitment required from our executive officers due to our various restructuring and strategic actions in 2006, during the year we entered into employment agreements containing severance or change of control provisions with each of our current executive officers, as well as with our former executive vice president, sales and marketing and our former chief financial officer.

The purpose of these agreements was to provide additional incentives for each executive officer to remain with the Company during a challenging time and to motivate our executive officers to work towards those strategic initiatives that were determined to be in the best long-term interests of the Company and of our stockholders, even if not beneficial to individual executive officers.

2007 Executive Bonus Plan

On April 12, 2007, the Board of Directors approved a new Executive Bonus Plan for 2007 (the “2007 Plan”) as recommended by the Compensation Committee. The 2007 Plan was effective as of January 1, 2007.

Payments under the 2007 Plan are based both on the achievement of quarterly operating profit by the Company and on the achievement of aggregate annual operating profit by the Company. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by the Company to be extraordinary.

Under the 2007 Plan, certain executive officers of the Company are eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, if the Company achieves operating profit for that quarterly period. The maximum amount that any executive officer may earn in quarterly bonus payments in the fiscal year is 40% of his respective annual base salary.

All executive officers are also eligible to receive additional variable bonuses under the 2007 Plan amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by the Company of the following annual operating profit targets:

•	20% of annual base salary will be paid if the Company records at least $1.0 million of annual operating profit;

•	30% of annual base salary will be paid if the Company records at least $1.5 million of annual operating profit; and

•	40% of annual base salary will be paid if the Company records at least $2.0 million of annual operating profit.

The maximum amount that any executive officer may earn in combined quarterly and annual bonus payments under the 2007 Plan in the fiscal year is 80% of his respective annual base salary.

Executive officers eligible to participate in the 2007 Plan with respect to both the quarterly and annual bonus components are the Chief Executive Officer and the Chief Financial Officer.

Dr. Manfred Mueller, vice president sales EMEA, is eligible to receive an annual bonus payment under the 2007 Plan. Dr. Mueller is also eligible to receive a quarterly bonus under the 2007 Plan for the first quarter of 2007, during which he served as vice president marketing. As a result of Dr. Mueller’s promotion to vice president sales

EMEA on April 1, 2007, however, for the second, third and fourth quarters of 2007, Dr. Mueller is not eligible to receive quarterly bonuses under the 2007 Plan but instead is eligible to receive quarterly bonus payments under the Company’s Sales Commission Plan.

Under the Company’s Sales Commission Plan, for the second, third and fourth quarters of 2007, Dr. Mueller is eligible to receive a quarterly bonus payment of up to 10% of his annual base salary, two-thirds of which will be based on the achievement of quarterly revenue targets set forth in the Company’s budget and sales forecasts and typically approved by the Board at the beginning of the year, and one-third of which will be based upon the achievement of quarterly sales management objectives typically approved by the Compensation Committee at the beginning of each quarter.

Summary of Executive Compensation in 2006

The following table sets forth certain information with respect to the compensation of our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the CEO and CFO, based on total compensation excluding change in pension value and nonqualified deferred compensation earned during fiscal year 2006, for their services with us in all capacities during the 2006 fiscal year.

Summary Compensation Table

								Change in
								Pension Value
								and Non-
						Non-Equity		Qualified
				Stock	Option	Incentive Plan		Deferred	All Other
		Salary	Bonus	Awards	Grants	Compensation		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)(1)(2)	($)(3)		Earnings	($)		($)

Robert Schneider	2006	$435,406	—	—	$17,978	$217,277	(4)	—	$89,474	(9)	$760,135
Chief Executive Officer (14)(15)
Stephan Rohaly	2006	$200,896	—	—	$27,303	$57,353	(5)	—	$19,693	(10)	$305,245
Chief Financial Officer (14)(16)
Steven L. Moore	2006	$77,692	—	—	$40,508	$116,667	(6)	—	$252,889	(11)	$487,756
Former Chief Financial Officer(17)
Dr. Manfred Mueller
Vice President Marketing (14)(18)	2006	$178,386	—	—	$19,797	$35,637	(7)	—	$35,133	(12)	$268,953
Colas Overkott	2006	$31,719	—	—	—	$100,000	(8)	—	$221,927	(13)	$353,646
Former Executive Vice President, Sales and Marketing (14)(19)

Option Awards

1) The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2006. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for more information about how we account for stock based compensation.

2) Reflects both time-based initial or annual options as well as performance-based options to purchase shares of the Company’s stock granted under our 1997 Stock Option Plan and our 2000 Stock Option Plan, as discussed in Compensation Discussion and Analysis under “Compensation Elements: Long-Term Equity Incentives.”

Non-Equity Incentive Plan Compensation

3) Reflects cash bonus awards earned under our 2006 Executive Bonus Plan, in the case of Messrs. Schneider and Moore, and under our Management by Objective Plan, in the case of Mr. Rohaly and Dr. Mueller. Also reflects performance-based bonuses tied to the achievement of specific goals established or approved by the Compensation

Committee. Also discussed in Compensation Discussion and Analysis under “Compensation Elements: Incentive Bonuses.”

4) Reflects a cash bonus of €146,000 earned in 2006 and paid in 2007, based on a target bonus equal to 50% of Mr. Schneider’s annual base salary, or €175,000, as determined by the Compensation Committee for Mr. Schneider at the beginning of fiscal 2006. The performance criteria related to Mr. Schneider’s 2006 target bonus comprised three categories, each equal in value: an annual revenue target, quarterly operating performance targets and the judgment of the Compensation Committee. The amount of the cash bonus award of €146,000 was made based on Compensation Committee’s determination that Mr. Schneider achieved 100% of the annual revenue target, 50% of the quarterly operating performance targets and 100% of the portion of the bonus related to the Compensation Committee’s judgment. Also reflects a cash bonus of €20,000 based on the Company’s achievement of operating profit in the fourth quarter of 2006.

5) Reflects quarterly performance bonus awards under the Company’s Management by Objective Program. Also discussed in Compensation Discussion and Analysis under “Compensation Elements: Bonus Structure for Other Executives.”

6) Reflects a performance bonus award of $41,867, which is the prorated portion of Mr. Moore’s total potential performance bonus of $100,000, related to the achievement of objectives established by the Compensation Committee. Also reflects a bonus of $75,000 for Mr. Moore’s contributions related to sale of the Company’s Digital TV solutions business.

7) Reflects quarterly performance bonus awards under the Company’s Management by Objective program and a discretionary bonus awarded to Dr. Mueller for the third quarter of 2006. Also discussed in Compensation Discussion and Analysis under “Compensation Elements: Bonus Structure for Other Executives.”

8) Reflects a bonus of $100,000 for Mr. Overkott’s contributions related to sale of the Company’s Digital TV solutions business.

All Other Compensation

9) Reflects a payment of $80,000 related to Mr. Schneider’s agreement to accept certain restrictions to his ability to compete with Kudelski S.A. and its subsidiaries after SCM’s sale of the Digital TV solutions business to Kudelski S.A. Also reflects payments of €2,175 and €5,522 made on Mr. Schneider’s behalf in 2006 for pension and health insurance, respectively.

10) Reflects payments of €3,504, €2,339 and €9,807 made on Mr. Rohaly’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance and car allowance and leasing expenses, respectively.

11) Reflects a severance payment of $200,000 following Mr. Moore’s departure from the Company in June 2006. Also reflects a payment of $34,181 for accrued but unused vacation and payments of $18,708 made on Mr. Moore’s behalf for health and disability insurance coverage and under the Company’s 401(k) matching program.

12) Reflects payments of €6,462, €4,502 and €17,227 made on Dr. Mueller’s behalf in 2006 for pension and employee saving contributions, health and unemployment insurance and car leasing expenses, respectively.

13) Reflects a severance payment of $220,000 following Mr. Overkott’s departure from the Company in January 2006. Also reflects payments of €491 and €1,118 made on Mr. Overkott’s behalf for pension and unemployment insurance and car leasing expenses, respectively.

Exchange Rate

14) Messrs. Schneider, Rohaly and Overkott and Dr. Mueller are paid in local currency, which is the euro. Due to fluctuations in exchange rates during the year, amounts in U.S. dollars varied from month to month. Amounts shown in dollars under “Salary” and “All Other Compensation” above were derived using the following average exchange rates: €0.835 per dollar for the first quarter, €0.811 per dollar for the second quarter, €0.786 per dollar for the third quarter and €0.785 per dollar for the fourth quarter. Amounts shown in dollars under “Non-Equity Incentive Plan Compensation” were derived using exchange rates that correspond to the period in which award payments were made, generally the quarter after they were earned, and are as follows: €0.811 per dollar for the second quarter of 2006, €0.786 per dollar for the third quarter of 2006, €0.785 per dollar for the fourth quarter of 2006 and €0.764 per dollar for the first quarter of 2007.

Salary

15) Mr. Schneider was paid a base salary of €350,000 in 2006.

16) Mr. Rohaly joined the Company in March 2006 at a base salary of €200,000, of which he received a prorated amount of €160,000 for 2006.

17) Mr. Moore served as our Chief Financial Officer until March 2006, at which time the Company announced its decision to move its corporate finance functions from the U.S. to Germany. Mr. Moore remained with the Company until June 2006. Mr. Moore’s base salary was $200,000, of which he received a prorated payment of $77,692 for 2006.

18) In January 2006 Dr. Mueller was promoted to Vice President Marketing and was named an executive officer of the Company. During 2006 Dr. Mueller’s base salary was raised from €138,333 to €145,000, and his total salary payments were €143,333.

19) Mr. Overkott served as our Executive Vice President, Sales and Marketing until January 2006, at which time he left the Company. Mr. Overkott’s base salary was €200,000, for which he received a prorated payment of €10,480 in 2006.

The following table sets forth certain information with respect to the grant of non-equity and equity incentive plan awards under our quarterly and annual bonus programs and our stock option plans.

Grant of Plan-Based Awards in Fiscal 2006

					Estimated
			Estimated		Future
			Future		Payouts		All Other
			Payouts		Under		Option
			Under		Equity		Awards;		Exercise or	Grant Date
			Non-Equity		Incentive		Number of		Base Price	Fair Value of
			Plan		Plan		Securities		of Option	Stock and
		Approval	Awards(1)		Awards(2)		Underlying		Awards	Option
Name	Grant Date	Date	Target($)		Target (#)		Options(#)(2)		($/share)	Awards($)(3)

Robert Schneider	12/11/2006	12/09/2006	—		50,000	(4)	—		$3.27	$82,690
Chief Executive Officer	—	—	$328,782	(5)	—		—
Stephan Rohaly	3/14/2006		—		—		30,000	(6)	$3.21	$54,648
Chief Financial Officer	9/28/2006		—		50,000	(4)	—		$3.41	$89,125
	—		$61,406	(5)	—		—
Steven L. Moore	None		—		None		None		None
Former Chief Financial Officer	—		$175,000
Dr. Manfred Mueller	2/2/2006		—		—		5,000	(7)	$3.23	$9,165
Vice President Marketing	7/5/2006		—		—		6,200	(8)	$3.03	$9,820
	9/28/2006		—		20,000	(4)	—		$3.41	$35,650
	—		$38,097	(5)	—		—
Colas Overkott	None		None		None		None		None
Former Executive	—		$100,000
Vice President, Sales and Marketing

1)	Refers to the potential payouts for 2006 under our 2006 Executive Bonus Plan, our Management by Objective Plan, bonuses tied to the sale of our Digital TV solutions business, and additional performance bonus targets established during 2006, as further discussed in Compensation Discussion and Analysis. Actual bonus amounts paid to our executives for 2006 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2)	We grant options to our executives under our 1997 Stock Option Plan and our 2000 Stock Option Plan. All options have an exercise price that is the closing price of our common stock on the NASDAQ stock market on the date of grant and expire ten years from the date of grant.

3)	The grant date fair value of the options awards is calculated using the Black Scholes valuation model using the following assumptions: a dividend rate of zero, interest rate of approximately 4.81%, an expected option life of 3.92 years, and volatility of approximately 67%. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for more information about how we account for stock based compensation.

4)	Reflects performance-based incentive options tied to the achievement of operating profit in the fourth quarter of 2006. These options vest 100% one year from the date of grant.

5)	Amounts shown in dollars are converted from euros, in which currency our German-based executives are paid, and were derived using exchange rates that correspond to the period in which award payments would typically be made, which generally is the quarter after they were earned. Exchange rates used in this conversion are therefore: €0.811 per dollar for the second quarter of 2006, €0.786 per dollar for the third quarter of 2006, €0.785 per dollar for the fourth quarter of 2006 and €0.764 per dollar for the first quarter of 2007.

6)	Reflects initial options to purchase shares of our common stock, granted upon joining the Company. These options vest 25% one year from the date of grant and then vest 1/48th per month for 36 months.

7)	Reflects options awarded for promotion, which vests 100% one year from date of grant.

8)	Reflects annual “top-up” options that vest 1/12th per month commencing on the fourth anniversary of the date of grant.

The following table sets forth certain information with respect to the outstanding equity awards held by the named executive officers at the end of 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
				Equity Incentive
				Plan Awards:
		Number of		Number of
		Securities		Securities
	Number of Securities	Underlying		Underlying
	Underlying	Unexercised		Unexercised
	Unexercised Options	Options (#)		Unearned	Option Exercise	Option
Name	(#) Exercisable	Unexercisable		Options (#)	Price ($)	Expiration Date

Robert Schneider	35,000	0		—	$8.10	6/10/2007
Chief Executive Officer	85,000	0			$9.50	8/11/2007
	30,000	0			$30.00	10/9/2008
	30,000	0			$45.5625	7/21/2009
	30,000	0			$52.6250	7/26/2010
	4,811	0			$4.68	12/1/2010
	18,000	0			$8.08	7/17/2011
	31,604	0			$8.08	7/17/2011
	0	15,601	(1)		$3.31	4/16/2013
	0	15,000	(1)		$2.78	9/16/2014
	69,360	0			$2.78	9/16/2014
	0	15,000	(1)		$3.08	7/27/2015
	0	50,000	(2)		$3.27	12/11/2016
Stephan Rohaly	0	30,000	(3)	—	$3.21	3/14/2016
Chief Financial Officer	0	50,000	(2)		$3.41	9/28/2016
Steven L. Moore	None	None		—
Former Chief Financial Officer(4)
Dr. Manfred Mueller	20,000	0		—	$8.08	7/17/2011
Vice President Marketing	0	3,329	(1)		$3.31	4/16/2013
	3,832	0			$3.31	4/16/2013
	0	6,000	(1)		$2.78	9/16/2014
	5,000	0			$2.78	9/16/2014
	0	6,000	(1)		$3.08	7/27/2015
	0	5,000	(2)		$3.23	2/02/2016
	0	6,200	(1)		$3.03	7/05/2016
	0	20,000	(2)		$3.41	9/28/2016
Colas Overkott	46,041	18,989	(3)	—	$3.87	1/29/2013
Former Executive Vice President, Sales and Marketing(5)	0	10,000	(1)		$2.78	9/16/2014
	25,610	0			$2.78	9/16/2004

1)	Vests 1/12th per month over one year, commencing four years from date of grant.

2)	Vests 100% one year from date of grant.

3)	Vests 25% after one year, then 1/48th vests monthly for 36 months.

4)	Mr. Moore left SCM in June 2006. As of December 31, 2006, all previously granted but unexercised options had been exercised or canceled.

5)	Mr. Overkott left SCM in January 2006. The period during which Mr. Overkott was allowed to exercise his options was extended through December 31, 2006. As of January 1, 2007, all previously granted but unexercised options had been canceled.

The following table sets forth certain information with respect to options exercised by the named executive officer and stock that vested during fiscal year 2006.

Option Exercises and Stock Vested in Fiscal Year 2006

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	Upon Exercise
Name	(#)	($)

Robert Schneider — Chief Executive Officer	None
Stephan Rohaly — Chief Financial Officer	None
Steven L. Moore — Former Chief Financial Officer	10,000	$1,470
Dr. Manfred Mueller — Vice President Marketing	None
Colas Overkott — Former Executive Vice President, Sales and Marketing	None

Pension Benefits

We do not offer pension benefits and have, therefore, omitted the Pension Benefits table. As described in Compensation Discussion and Analysis, on behalf of our executives in Germany we make payments to a government-managed pension program, to government-managed or private health insurance programs, and in some cases for unemployment insurance, as mandated under German employment law. These payments were detailed under the “All Other Compensation” column of the summary compensation table. Any use of the term “pension” in the Compensation Discussion and Analysis or the related tables are references to the government-managed pension program.

Termination / Change in Control Payments

We have entered into employment agreements containing severance or change of control provisions with each of our current executive officers, and also had agreements in place with Colas Overkott, our former Executive Vice President, Sales and Marketing, who left our employ in January 2006, and with Steven L. Moore, our former Chief Financial Officer, who left our employ in June 2006. Below are the material terms of each agreement. None of our current or former executive officers included below are of retirement age and none of their respective agreements contain provisions for additional payments upon retirement. The Company does not offer our executive officers severance benefits in the case of death, disability or voluntary termination.

Employment Agreements with Robert Schneider

Through our wholly owned subsidiary, SCM Microsystems GmbH, on August 26, 1993 we entered into an employment agreement with Robert Schneider, our Chief Executive Officer, pursuant to which he serves as managing director of our German subsidiary. The agreement continues for an indefinite term and each party may terminate the agreement at any time with six to twelve months’ notice.

On May 22, 2006, SCM Microsystems GmbH entered into an amended employment agreement with Mr. Schneider pursuant to which Mr. Schneider would be entitled to receive severance, in part, for his signing a “Restrictive Covenant” that imposes certain restrictions on Mr. Schneider’s ability to compete with Kudelski S.A., the company to which we sold our Digital TV solutions business in May 2006. Pursuant to his amended employment agreement, Mr. Schneider also received a one-time signing bonus of $80,000 in May 2006. Under Mr. Schneider’s amended employment agreement, if we were to terminate Mr. Schneider’s employment without “cause” or if Mr. Schneider were to resign within 90 days of an event constituting “good reason” (defined as a material diminution in Mr. Schneider’s title, reporting relationships, or scope of responsibilities or authorities without his written consent), Mr. Schneider would be entitled to receive monthly payments equal to his then-current monthly base salary payment for 24 months following his departure from us. Had Mr. Schneider been terminated as of December 31, 2006, the total severance amount payable would have been €700,000, or approximately $900,901, based on the average exchange rate for December 2006 of one dollar being equal to 0.777 euros. The right to receive the monthly severance payments is subject to Mr. Schneider’s agreement to abide by the Restrictive Covenant as described above, as well as a general release of claims in customary form by Mr. Schneider and his continued compliance with SCM’s policies on confidentiality of operational and business secrets. Mr. Schneider is furthermore subject to a non-compete provision for a period of one year after the termination of his employment with us.

On June 18, 2007, SCM Microsystems, Inc. and its wholly-owned subsidiary SCM Microsystems GmbH entered into a resignation and severance agreement with Robert Schneider. Under the terms of the Resignation Agreement, effective June 30, 2007 (the “Termination Date”), Mr. Schneider resigned from all of his positions with the Company, including chief executive officer and director of SCM and managing director of SCM GmbH, and terminated his employment with the Company. Following the Termination Date, Mr. Schneider became entitled to receive monthly payments equal to his current gross monthly salary of EUR 29,166.67 for a period of thirty (30) months, for a total amount of EUR 875,000, or approximately US$1,183,087.50 based on an average exchange rate for June 2007 of 1 Euro = US$1.3521. Mr. Schneider will also be entitled to receive a bonus for the period of fiscal 2007 prior to the Termination Date, the amount of which shall be determined by the Board of Directors of SCM or the Compensation Committee of the Board, and shall be paid in accordance with the Company’s executive bonus plan dated April 12, 2007. In May 2007, he received a bonus of EUR 35,000, or approximately US$45,822 based on the average exchange rate for the three months ended March 31, 2007 of Euro 1 = USD 1.3092, based on the Company’s achievement of operating profit in the first quarter. No bonus will be payable for any period after the Termination Date. All of Mr. Schneider’s outstanding unvested stock options will continue to vest, in accordance with their respective vesting schedules, through December 31, 2007, and all vested and outstanding stock options will be exercisable until March 31, 2008, at which time they will expire and be canceled.

Employment Agreements with Stephan Rohaly

On March 14, 2006, through our wholly owned subsidiary, SCM Microsystems GmbH, we entered into an employment agreement with Stephan Rohaly, who became our Chief Financial Officer on March 21, 2006. Either Mr. Rohaly or SCM Microsystems GmbH may terminate the agreement and Mr. Rohaly’s employment with us upon at least six months’ prior written notice.

On December 12, 2006, through SCM Microsystems GmbH, we entered into a supplemental employment agreement (the “Supplement”) with Mr. Rohaly, which provides Mr. Rohaly with the right to a severance payment under various circumstances following a “Take Over” of the Company, which is defined in the Supplement as the completed acquisition of the majority of voting stock of SCM Microsystems, Inc. or the completed acquisition of all or substantially all assets of the Company by a third party buyer.

Pursuant to the Supplement, Mr. Rohaly is eligible to receive a one-time severance payment equal to €174,000 in the event that we, or the buyer in a Take Over, terminate Mr. Rohaly’s employment for any reason other than “severe and avoidable conduct” or for “cause” within six months of such Take Over (the “Notice Period”). The severance amount is payable in a lump sum, through SCM Microsystems GmbH. The supplement further provides that Mr. Rohaly is eligible to receive the Severance Amount if, during the Notice Period following a Take Over, he gives ordinary notice of termination of his employment due to either a significant change in his tasks and responsibilities that is unacceptable to Mr. Rohaly, or a change in his place of employment to a location outside of Europe or to a location within Europe that is more than 100 kilometers from an international airport.

Mr. Rohaly’s rights to any Severance Amount provided for by the Supplement shall be terminated if, during the Notice Period, the Company, the buyer in a Take Over, or an affiliate of either, offers Mr. Rohaly a position with the surviving company that is monetarily similar or better compared to his current position and within Europe and not more than 100 kilometers from an international airport, regardless of whether or not he accepts such an offer. Had Mr. Rohaly been terminated due to a Take Over at the end of fiscal 2006, he would have been entitled to receive approximately $223,938, based on the average exchange rate for December 2006 of one dollar being equal to 0.777 euros.

Following any termination, under his employment agreement, Mr. Rohaly agrees to keep as secret all confidential information related to SCM, including but not limited to operational and business secrets.

Employment Agreement with Dr. Manfred Mueller

On June 8, 2006, through our wholly owned subsidiary, SCM Microsystems GmbH, we entered into an amended employment agreement with Dr. Manfred Mueller, our vice president of marketing during 2006 and currently our Vice President Sales, EMEA. Either Dr. Mueller or SCM may terminate the agreement and Dr. Mueller’s employment with us upon at least six months’ prior written notice. Should Dr. Mueller be terminated without “cause,” he is entitled to receive a severance payment at the time of termination equal to 12 months of his then-current base salary and target bonus, payable in a lump sum by SCM Microsystems GmbH. If Dr. Mueller had been so terminated at the end of fiscal 2006 he would have been entitled to €169,172, or approximately $217,725, based on the average exchange rate for December 2006 of one dollar being equal to 0.777 euros.

Following any termination, under his employment agreement, Dr. Mueller agrees to keep as secret all confidential information related to SCM, including but not limited to operational and business secrets.

Employment and Separation Agreements with Colas Overkott

In January 2006, we entered into a separation agreement with Mr. Overkott. Mr. Overkott left his position as executive vice president, sales and marketing with us effective January 15, 2006. Under the separation agreement, Mr. Overkott received a severance payment of approximately $220,000. In addition, the period during which he was able to exercise his SCM stock options was extended through December 31, 2006, subject to the provisions of our employee stock option plan. Under the separation agreement, Mr. Overkott continued to provide limited support to SCM on various matters through the end of February 2006.

Employment Agreement with Steven L. Moore

In January 2006, we entered into an employment agreement with Steven L. Moore, formerly our Chief Financial Officer until March 21, 2006. Under the agreement, if SCM were to terminate Mr. Moore without “cause” or if Mr. Moore were to terminate his employment with us within 90 days of an event constituting “good reason” (defined as either the relocation of Mr. Moore’s primary work place or the relocation of the place from which SCM directs that the responsibilities of the chief financial officer be discharged, in either case, to a location more than 50 miles from Fremont, California; or a material diminution in Mr. Moore’s title, reporting relationships, or scope of responsibilities or authority, without Mr. Moore’s written consent), then Mr. Moore would be entitled to a severance package consisting of 1) payment of his then-current monthly base salary for one year following the termination of his employment; 2) payment of any bonus earned during 2005 (if not already paid) under our MBO Plan and a pro rata portion of any bonus earned under the MBO Plan during 2006; and 3) payment of any special bonus earned with respect to projects completed within 180 days of the date of Mr. Moore’s termination. In addition, Mr. Moore would be entitled to receive coverage under SCM group health insurance program until the earlier of coverage being provided by another employer or up to one year following the date of termination. Following the announcement of our intention to move our corporate headquarters to Germany and the subsequent appointment of a new German-based chief financial officer, Mr. Moore left our employ in June 2006. Upon his departure, Mr. Moore received his full severance package, as detailed above, which included severance of $200,000 paid out in a lump sum and a prorated bonus payment for 2006 of $41,667 based on the achievement of objectives established by the chief executive officer and the Board of Directors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors reviews and makes recommendations to our Board of Directors regarding our compensation policies and the compensation to be provided to our chief executive officer, our other executive officers and our directors. During fiscal year 2006, the Compensation Committee was comprised of Messrs. Cubero, Humphreys and Turner, and Mr. Andrew Vought. Mr. Vought served as chairman of the Compensation Committee until his resignation from the committee on April 12, 2006, at which time Mr. Humphreys was appointed chairman. On April 12, 2007, Mr. Humphreys moved off the Compensation Committee and Dr. Hultzsch and Mr. Koepf joined the Compensation Committee. Currently, the Compensation Committee is comprised of Messrs. Cubero, Koepf and Turner and Dr. Hultzsch, with Dr. Hultzsch serving as chairman. Our Board of Directors has determined that each current member of the Compensation Committee meets the independence standards of the Marketplace Rules of the NASDAQ Stock Market and the requirements set forth in Rule 10A-3(b)(1) under the Exchange Act.

During the fiscal year 2006, Mr. Koepf had a relationship requiring disclosure under Item 404 of Regulation S-K. Please see the section entitled “Certain Relationships and Related Transactions” of this Proxy Statement for additional information about this relationship.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of the Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2006.

Compensation Committee

Dr. Hagen Hultzsch, Chairman
Werner Koepf
Dr. Manuel Cubero
Simon Turner

August 30, 2007

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2006 and June 30, 2007 about our common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including our 1997 Stock Plan, Director Plan, 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and 2000 Nonstatutory Stock Option Plan (the “Nonstatutory Plan”). Each of the 1997 Stock Plan, Director Plan and Employee Stock Purchase Plan expired in March 2007 and no additional awards will be granted under such plans.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted-Average Exercise	Future Issuance Under
	Issued Upon Exercise	Price of Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))

As of December 31, 2006:
Equity compensation plans approved by stockholders(1)	1,149,613	$17.6465	4,492,514
Equity compensation plans not approved by security holders(2)	621,082	$3.2660	101,462
Total(3)	1,770,695	$12.6205	4,593,976	(4)

As of June 30, 2007:
Equity compensation plans approved by stockholders(1)	1,265,331	$15.3958	—

Equity compensation plans not approved by security holders(2)	613,964	$3.2774	96,792

Total(3)	1,879,295	$11.4368	96,792

1)	Equity plans approved by stockholders consist of the 1997 Stock Plan, the Director Plan and the Employee Stock Purchase Plan.

2)	Equity plans not approved by stockholders consist of the Nonstatutory Plan.

3)	Does not include options to purchase an aggregate of 16,360 shares of common stock, 13,213 of which were awarded under Dazzle Multimedia plans prior to our acquisition of Dazzle Multimedia in 2000 and 3,147 of which were awarded under Shuttle Technologies plans prior to our acquisition of Shuttle Technologies in 1998. These options have a weighted average exercise price of $7.4646 and were granted under plans assumed in connection with transactions under which no additional options may be granted.

4)	Includes securities available under the following plans that have formulas for determining the amount of securities available for issuance each year: 1) the 1997 Stock Plan, under which the maximum aggregate amount which may be optioned and sold increases on each anniversary date of the adoption of the Plan by an amount equal to the lesser of (i) 500,000 Shares, (ii) 4.9% of the outstanding shares on such date or (iii) a lesser amount determined by the Board; 2) the Director Plan, under which the maximum aggregate amount which may be optioned and sold increases on July 1 of each year by an amount equal to (i) the optioned stock underlying options granted in the immediately preceding year, or (ii) a lesser amount determined by the Board; and 3) the Employee Stock Purchase Plan, under which the maximum amount available increases on each anniversary date of the adoption of the Plan by an amount equal to the lesser or (i) 150,000 shares, (ii) 1% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.

Additionally, the following table summarizes information about options outstanding as of June 30, 2007:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$ 2.65 - $ 3.21	384,247	7.98	$2.93	162,963	$2.86
$ 3.23 - $ 4.02	475,895	7.56	3.56	151,638	3.36
$ 4.15 - $ 8.08	594,697	5.81	6.56	446,236	7.26
$ 8.25 - $52.63	427,987	1.86	32.82	427,793	32.83
$63.00 - $83.00	12,829	1.58	66.51	12,829	66.51

$ 2.65 - $83.00	1,895,655	5.77	$11.40	1,201,459	$15.91

The weighted-average grant date fair value per option for options granted during the six months ended June 30, 2007 was $1.91. The total intrinsic value of options exercised during the six months ended June 30, 2007 was $8,331. Cash proceeds from the exercise of stock options were $33,135 for the six months ended June 30, 2007.

Material features of plans not approved by stockholders

Under the Nonstatutory Plan, non-qualified stock options may be granted to our employees, including officers, and to non-employee consultants. The plan’s administrators, as delegated by our Board of Directors, may set the terms for each option grant made under the plan, including the rate of vesting, allowable exercise dates and the option term of such options granted. The exercise price of a stock option under the Nonstatutory Plan shall be equal to the fair market value of our common stock on the date of grant. While our Board of Directors or its appointed committee may, at its discretion, reduce the exercise price of any option to the then current fair market value if the fair market value of the common stock covered by such option shall have declined since the date the option was granted, no such action has ever been taken by our Board of Directors. 750,000 shares are reserved for issuance under the Nonstatutory Plan, and options for 1,066,456 shares have been granted under the plan to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2006, we incurred license expenses of approximately $200,000 to Gemplus International S.A., a company engaged in the development and distribution of smart-card based systems. At Gemplus, Mr. Koepf serves as a director and as chairman of the compensation committee. Our business relationship with Gemplus has been in existence for many years and predates Mr. Koepf’s appointment to our Board of Directors in February 2006. Approximately $76,000 of the incurred license expense for 2006 relates to continuing operations. License expenses of approximately $400,000 and $100,000 were incurred for 2005 and 2004, respectively, of which approximately $232,000 and $25,000 related to continuing operations in 2005 and 2004, respectively. As of December 31, 2006, approximately $30,000 was due as accounts payable to Gemplus. No accounts payable to Gemplus were due as of December 31, 2005 and 2004. To our knowledge, Mr. Koepf was not directly compensated for revenue transactions between the two companies.

Related Party Transaction Policy

The Audit Committee of our Board of Directors, among its other duties and responsibilities, reviews and monitors all related party transactions and in February 2007 adopted our “Related Party Transaction Policies and Procedures” (the “Policy”). Under the Policy, our Board of Directors is required to review and approve the material terms of all “Interested Transactions” involving a related party, subject to certain exceptions. An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 per year or $30,000 in any quarter, (2) the Company is a participant and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). In determining whether to approve or ratify an Interested

Transaction, our Board of Directors is required to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Exceptions to the Policy include Interested Transactions for which standing pre-approval has been authorized, such as the hiring of executive officers and the payment of compensation to directors, where such compensation is required to be disclosed in the Company’s annual, quarterly or current filings; transactions involving competitive bids; and regulated transactions, such as for the rendering of regulated services, for example with a public utility.

To ensure the Policy is being followed, we require each of our non-employee directors and each of our executive officers to provide and update information about related party relationships and related party transactions on a quarterly and annual basis. This information is reviewed by our Corporate Accounting personnel, which also reviews our sales and purchasing transactions on an ongoing basis to identify any transactions with known related parties.

Our Related Party Transaction Policy is in writing and has been communicated by management to our employees.

STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative total return to holders of our common stock since December 31, 2001, to the cumulative total return over such period of the NASDAQ Composite index and the RDG Technology Index.

The performance graph assumes that $100 was invested on December 31, 2001 in our common stock and in each of the comparative indices. The performance graph further assumes that such amount was initially invested in our common stock at a price of $14.64 per share, the closing price on December 31, 2001.

Our historic stock price performance is not necessarily indicative of future stock price performance. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any existing or future filing by the Company under the Securities Act of 1933 or the Exchange Act except to the extent that we specifically incorporate such information by reference into any such filing.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SCM MICROSYSTEMS, INC., THE NASDAQ COMPOSITE INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

*	$100 invested on 12/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Measurement Period (Fiscal Year Covered)	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06
SCM Microsystems	100	29	53	33	23	21
NASDAQ Composite	100	70	105	116	120	133
RDG Technology	100	63	95	97	100	110

OTHER MATTERS

We do not intend to bring any matters before the Annual Meeting other than those set forth herein, and our management has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
SCM MICROSYSTEMS, INC.

Stephan Rohaly
Secretary

Fremont, California
September 11, 2007

SCM MICROSYSTEMS, INC.
PROXY FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of SCM MICROSYSTEMS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement, each dated September 11, 2007, and hereby appoints each of Werner Koepf and Stephan Rohaly as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders to be held at our U.S. sales office, at 41740 Christy Street, Fremont, California 94538, on November 9, 2007 at 10:00 a.m. local time, and any adjournment(s) and postponement(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote thereat if then and there personally present, on the matters in the manner set forth below:
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)
[SEE REVERSE SIDE]

Annual Meeting Proxy Card
[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
Proposal 1 – Election of Director
The Board of Directors recommends a vote “FOR” the election of the Nominee listed below. For Withhold 01 – Dr. Hagen Hultzsch☐☐ Proposal 2 – Stock Option Plan The Board of Directors recommends a vote “FOR” the following proposal: To approve the 2007 Stock Option Plan For Against Abstain ☐ ☐ ☐ Proposal 3 – Ratification of Independent Registered Public Accountants The Board of Directors recommends a vote “FOR” the following proposal: For Against Abstain To ratify the appointment of Deloitte & Touche as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007. ☐ ☐ ☐
In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.
THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEE FOR ELECTION AS A DIRECTOR, TO APPROVE THE 2007 STOCK OPTION PLAN AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2007.
Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.
SIGNATURE(S) ___DATE ___
NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH HOLDERS SHOULD SIGN AND DATE THE DOCUMENT AND INDICATE THAT THEY ARE SIGNING AS JOINT TENANTS
MATERIALS ELECTION
☐ As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the left if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.
VOTE YOUR PROXY OVER THE INTERNET OR BY TELEPHONE! It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by choosing either option, you help us reduce postage and proxy tabulation costs.
OPTION 1: VOTE OVER THE INTERNET 1. Read the accompanying Proxy Statement. 2. Have your 12-digit control number located on your voting ballot available. 3. Point your browser to http://www.proxyvote.com . 4. Follow the instructions to cast your vote.
OPTION 2: VOTE BY TELEPHONE 1. Read the accompanying Proxy Statement. 2. Have your 12-digit control number located on your voting ballot available. 3. Using a touch-tone phone, call the toll-free number shown on the voting ballot. 4. Follow the recorded instructions.
YOUR VOTE IS IMPORTANT Using the Internet or telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting using the Internet or telephone.